SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------



                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





       Date of Report (Date of earliest event reported): December 4, 1996





                          HOSPITALITY PROPERTIES TRUST
               (Exact name of registrant as specified in charter)




    Maryland                     1-11527                         04-3262075
 (State or other             (Commission file                  (IRS employer
 jurisdiction of                 number)                    identification no.)
 incorporation)


      400 Centre Street, Newton, Massachusetts                 02158
      (Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code:  617-964-8389


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Item 5.           Other Events.

         On November 25, 1996 the Company's wholly owned subsidiaries HPTRI Corporation and HPTWN Corporation closed a $125,000,000 5-year mortgage loan (the "Mortgage Loan"). The Mortgage Loan was a joint and several borrowing by such subsidiaries and is secured by their properties. Interest on the Mortgage Loan is calculated at a floating rate equal to one month LIBOR plus a spread. Such subsidiaries transferred the net proceeds of the Mortgage Loan to the Company as a dividend, and such proceeds were applied by the Company to repay borrowings on its secured revolving credit facility and for general business purposes. After giving effect to such application, no amounts were outstanding under the revolving credit facility.

         Concurrently with the origination of the Mortgage Loan, another wholly owned subsidiary of the Company, Hospitality Properties Mortgage Acceptance
Corp. ("HPMAC"), acquired the Mortgage Loan from the originator thereof, deposited the Mortgage Loan in a trust and sold certificates of beneficial interest in such trust (commercial mortgage-backed securities) in a private placement to institutional investors. The proceeds of such sale were applied by HPMAC to pay the purchase price for the Mortgage Loan. The offer and sale of such certificates were not registered under the Securities Act of 1933, as amended, in reliance on an exemption from registration requirements thereunder, and may not be offered or sold by a holder thereof absent registration or an applicable exemption from such registration requirements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

         10.1 Promissory Note in the amount of $125,000,000 dated as of November 25, 1996 from HPTRI Corporation and HPTWN Corporation to Column Financial, Inc.
         10.2 Loan Agreement dated as of November 25, 1996 by and between HPTRI Corporation and HPTWN Corporation, as borrowers, and Column Financial, Inc., as lender.
         10.3 Form of Deed of Trust, Assignment of Leases and Rents and Security Agreement from HPTRI Corporation, as Trustor, to Chicago Title Insurance Company, as Trustee, for the benefit of Column Financial, Inc.
         10.4 Trust and Servicing Agreement dated as of November 25, 1996 by and among Hospitality Properties Mortgage Acceptance Corp., as Depositor, AMRESCO Management, Inc., as Servicer, and The Chase Manhattan Bank, as Trustee.




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                                      - 3 -

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    HOSPITALITY PROPERTIES TRUST



                                    By: /s/ Thomas M. O'Brien
                                            Thomas M. O'Brien, Treasurer and
                                              Chief Financial Officer

Date: December 4, 1996